Exhibit 10.18

SUPPLEMENT TO THE
WEINGARTEN REALTY INVESTORS
DEFERRED COMPENSATION PLAN

R E C I T A L S:

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Company”) has previously established the Weingarten Realty Investors Deferred Compensation Plan (the “Deferred Compensation Plan”), which has most recently been amended and restated effective September 1, 2002 under the terms of which selected employees and/or management are entitled to defer a portion of their compensation and/or receive discretionary contributions from the Company.

The Company has previously established the Weingarten Realty Investors 2001 Long Term Incentive Plan (the “Long Term Incentive Plan”) under which selected full-time employees, consultants and/or Trust Managers may be granted Share Options or Restricted Shares, as therein defined.

The Board of Trust Managers desires to amend and supplement the Deferred Compensation Plan to permit the deferral of an Award of Restricted Shares pursuant to the Long Term Incentive Plan.

NOW THEREFORE, the Company hereby amends and supplements the Deferred Compensation Plan by the addition of the following Article XI:

ARTICLE XI
Restricted Share Deferral

11.1 Any Member of the Board and any Participant shall be eligible to elect the deferral of an Award of Restricted Shares as defined in and pursuant to the Weingarten Realty Investors 2001 Long Term Incentive Plan (the “Long Term Incentive Plan”) which is incorporated herein by this reference. The manner and duration of such deferral shall be in accordance with the provisions of this Article XI.

11.2 Weingarten Restricted Stock Deferral. A Participant or Trust Manager may elect to defer all or a portion of the Award of Restricted Shares, on such terms as the Administrator may permit, by completing a Share Award Deferral Agreement and submitting it to the Administrator prior to the Award of Restricted Shares. Any election to defer all or a portion of the Award of Restricted Shares shall apply to any subsequent Award unless and until a revised Share Award Deferral Agreement is submitted to the Administrator. A deferral election shall be for a period of not less than five (5) years and shall not extend beyond the date of such Participant’s termination of employment or such Trust Manager ceasing to be a member of the Board, as the case may be. The Restricted Shares so deferred shall be issued to the Trustee to be held for the benefit of such Participant or Trust Manager. The Administrator shall credit such deferred Restricted Shares to a bookkeeping account (to be known as a “Weingarten Stock Account”) for the benefit of such Participant or Trust Manager.

11.3 Terms and Conditions of Awards. Any deferred Restricted Shares shall remain subject to the provisions of Section 4.3 of the Long Term Incentive Plan and any other terms and conditions established by the Management Development and Compensation Committee incident thereto. In the event that the Restriction Period, as defined under Section 4.3 of the Long Term Incentive Plan, has not expired at the end of the applicable Deferral Period elected under the Share Deferral Election Period, any Restricted Shares distributed by the Trustee shall remain subject to any and all such terms and conditions and any applicable provisions of the Long Term Incentive Plan imposed upon such Restricted Shares through the expiration of the Restriction Period Restricted Shares distributed by the Trustee shall contain the legend provided under Section 4.3(d) of the Long Term Incentive Plan.

11.4 Dividends. Any dividends paid with respect to any shares held by the Trustees shall be distributed to Participant or Trust Manager for whose benefit such shares are held, subject, in the case of a Participant, to applicable withholding.

11.5 Definitions. All bolded terms in this Article XI shall have the meaning contained in the Long Term Incentive Plan.

Executed this 25 day of April, 2003.

WEINGARTEN REALTY INVESTORS

By:/s/ Stephen C. Richter
Name: Stephen C. Richter
Title: Sr. Vice President / CFO